Prospectus                                                   Filed pursuant to Rule 424 (b) (i)
                                        SEC File No. 333-140170

The Information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

Prospectus

Mackenzie Taylor Minerals Inc.

No Minimum Offering of up to
1,000,000 Shares of Common Stock
at $0.05 per share

Mackenzie Taylor Minerals Inc. hereby offers for sale on a self underwritten, best efforts, no minimum, basis, up to 1,000,000 common shares at a fixed price of $0.05 per share. There is no minimum number of common shares that we have to sell in this offering. Before this offering, there has been no public market for our common stock. Assuming we raise the net proceeds contemplated by this offering, we will attempt to have the shares quoted on the Over The Counter Bulletin Board (“OTCBB”) operated by the National Association of Securities Dealers, Inc. There is no assurance that the shares will ever be quoted on the OTCBB. To be quoted on the OTCBB, a market maker must apply to make a market in our common stock. As of the date of this prospectus we have not made any arrangement with any market makers to quote our shares.

We are offering up to a total of 1,000,000 shares of common stock. In the event that the offered shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. However, there is no minimum offering requirement. Proceeds from the sale of common shares will not be placed in an escrow account. Rather, proceeds will be held in our bank account. We may use all funds received from the offering immediately and there may not be any refunds.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold on our behalf by our officers and directors. Our officers and directors will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

Investing in our common stock involves risk. See "Risk Factors" starting at page 4.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Instructions

Until May 12, 2007 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is February 13, 2007.

Per Share Minimum Maximum	Offering Price $ 0.05 $ 0.00 $ 50,000	Expenses $ 0.01 $ 0.00 $ 11,556	Proceeds to Us $ 0.04 $ 0.00 $ 38, 444

SUMMARY OF OUR PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares our selling security holders are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to , “MTM”, “the Company”, “we”, “our” and “us” refer collectively to Mackenzie Taylor Minerals Inc. and its wholly-owned subsidiary.

Our Business

We were incorporated on January 23, 2006, in the State of Nevada. Other than a wholly owned subsidiary, Golden Charm Minerals Ltd. (“Golden Charm”), the Company does not have any subsidiaries, affiliated companies or joint venture partners. Golden Charm was incorporated under the laws of British Columbia Canada on May 30, 2006 for the purpose of holding registered and beneficial title to the Company’s mineral claim situated in British Columbia, Canada. The Company’s, and Golden Charm’s, business and administrative office is located at 228 26th Avenue S.W., Suite 904, Calgary, Alberta, T2S 3C6. Our fiscal year end is October 31.

We are a pre-exploration stage corporation. A pre-exploration stage corporation is one engaged in the exploratory search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on our sole property, the Gold Charm Two mineral claim (hereinafter the “Gold Charm claim”). Recorded title to our claim is held in the name of our subsidiary, Golden Charm. This property is located in British Columbia, Canada, and consists of one mineral claim, comprising 183.6 hectares. We intend to explore for gold on the property.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities and loans from our officers and directors to fund operations.

There is substantial doubt that we can continue as an ongoing business for the next twelve months and we will have to suspend or cease operations within the next twelve months unless we raise at least the minimum amount in this offering.

The property we intend to explore may not contain any mineral reserves and therefore, any investment in this offering may be lost.

At the present, we have no employees and only two officers and directors, each of whom plan to devote only 4-5 hours per week to our operations.

There is currently no public trading market for the shares being offered.

Management, or affiliates thereof, will not purchase shares offered in this offering.

The Offering

Following is a brief summary of this offering.

Securities being offered: 1,000,000 shares of common stock, par value $0.001.

Offering price per share: $0.05.

Net proceeds to us: Approximately $38,444 assuming all 1,000,000 common shares are sold.

Use of proceeds: We will use the proceeds to pay for offering expenses and conduct exploration.

Number of shares outstanding before the offering: 3,000,000

Number of shares outstanding after the offering if all of the shares are sold: 4,000,000

Selected Financial Data

The following financial information was taken from MTM's audited financial statements for the period ended October 31, 2006 appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto.

October 31, 2006. (audited)
Statement of Expenses Information:

Revenue	$ Nil
Net Losses	17,120
Total Operating Expenses
Exploration Costs(including engineering report)	8,182
General and Administrative	8,938

October 31, 2006. (audited)
Balance Sheet Information:

Cash	$27,931
Total Assets	27,931
Total Liabilities	41,539
Stockholders Equity (deficit)	(13,608)

RISK FACTORS

An investment in our securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding MTM contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering. Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with MACKENZIE TAYLOR MINERALS INC.

1. We will not have sufficient funds to conduct meaningful exploration work and continue operations if raise less than $50,000 in gross proceeds from this Offering, If this were to happen then you may suffer an amount equal to the amount of your investment.

As there is no minimum number of shares that must be sold in this offering, it is possible that we will not raise any funds or that we will raise less funding than we require to sustain our operations. If we do not raise the entire gross offering proceeds of $50,000 it is doubtful that we will be able to continue operations. Consequently, investors will lose their entire investment in the event that we raise gross offering proceeds less than $50,000. If this were to happen, we will need to seek additional funding in order to undertake exploration work and sustain our operations. In this situation, you would likely suffer a loss equal to the amount of your investment. Based on our current operating plan, if we raise $50,000 from the offering we should have sufficient funds to satisfy our anticipated need for working capital, a portion of Phase I exploration work and other expenditures for the next 12 months. Following this period of time, we may need additional capital.

2.  Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

The funds we hope to raise from this offering will be used to carry out our plan of operation. Our plan of operation will be to carry out exploration of our mineral property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal, should any be found. Accordingly, we will not generate any revenues as a result of your investment.

3.  Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. The property will likely not contain any reserves. As such, any funds spent on exploration will likely be lost, which will result in a loss of your investment.

4.  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on January 23, 2006 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our deficit accumulated since inception is $17,120. To achieve and maintain profitability and positive cash flow we are dependent upon:

-  our ability to locate a profitable mineral property
-  our ability to generate revenues
-  our ability to reduce exploration costs

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. As a result, we may not generate revenues in the near future. Failure to generate revenues will cause us to suspend or cease operations.

5.  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we cannot locate qualified personnel we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas, and as a result, may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

6.  Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In the event an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

7.  Weather interruptions in British Columbia may affect and delay our proposed exploration operations and as a result, there may be delays in generating revenues.

Our proposed exploration work can only be performed approximately seven to eight months of the year. This is because rain and snow cause the roads leading to our claims to be impassible during five to six months of the year. When roads are impassable, we are unable to conduct exploration operations on the property which will delay the generation of possible revenues by us.

9.  Because our officers and directors have other outside business activities and each will only be devoting 10% of their time or four hours per week, to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Terry Stimpson and Kendall O’Leary, our officers and directors, have other outside business activities and each will only be devoting 10% of their time, or four hours per week, to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Stimpson and Mrs. O’Leary. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

10. If our officers and directors resign or die without having found replacements, our operations will be suspended or cease. If that should occur, you could lose your investment.

We have two officers and two directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to run the company. Further, we do not have key man insurance. If that should occur, until we find other persons to run our company, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

11. Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

12. Because there is no public trading market for our common stock, you may not be able to resell your stock and, as a result, your investment is illiquid.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

13. NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

14. Investors in this Offering will suffer substantial dilution as a result of the low price per share paid by existing shareholders.

Since investors in this offering will pay a fixed price of $0.05 per share and our existing shareholders, paid $0.001 per share, substantial dilution of investors' shares will result. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares that you purchase is also a result of the lower book value of the shares held by our existing shareholders. As of the date of this prospectus, we have 3,000,000 common shares issued and outstanding and a net tangible book value of $3,000 or $0.001 per share. These 3,000,000 common shares are owned by our two directors, Terry Stimpson and Kendall O’Leary.

If the maximum of 1,000,000 common shares are sold in our offering, then we would have a per share book value of $0.013. Thus, investors who purchase shares in this offering will incur an immediate dilution in book value of $0.037 or approximately 74% and our existing shareholders would receive a increase in book value of approximately $0.012 per share without any additional investment on their part. The fewer shares we sell in our proposed offering, the greater the dilution in book value of shares owned by investors who purchase shares through our offering. Please see ‘Dilution’, page 11, for a detailed discussion of potential share sale outcomes.

Foreign Currency and Exchange Rates

Our mineral property is located in British Columbia, Canada and costs expressed in the geological report on our mineral property are expressed in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to Cdn $1.10 or Cdn. $1.00 being approximately equal US $ 0.90 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Assay	An analysis to determine the quantity of one or more elemental components.

Argillite	A rock derived either from siltstone, claystone or shale that has undergone a somewhat higher degree of induration than is present in those rocks.

Andesite	The dark, aphanitic, extrusive rock that has a silica content of about 60% and is the second most abundant volcanic rock.

Basalt	A extrusive volcanic rock, typically fine grained and dark in color

Chert	A member of a group of sedimentary rocks that consist primarily of microscopic silica crystals. Chert may be either organic or inorganic, but the most common forms are inorganic.

Claim	A portion of mining ground held under the Provincial laws by Grosvenor Explorations Inc., by virtue of one location and record where it has the mineral rights to all minerals thereon except coal.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Diorite	Any of a group of dark, phaneritic, intrusive rocks that are the plutonic equivalents of andesite.

Dyke	A long and relatively thin body of igneous rock that, while in molten state, intruded a fissure in older rocks.

Fault	A break in the earths crust caused by tectonic forces which have moved rock from one side with respect to the other.

Geophysical surveys	The exploration of an area in which geophysical properties and relationships unique to the area are mapped by one or more geophysical methods - in boreholes, airborne or satellite platforms.

Granodiorite
A group of coarse-grained plutonic rocks intermediate in composition between quartz diorite and quartz monzonite, and potassium feldspar, with biotite, hornblende, or, more rarely, pyroxene, as the mafic component.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Porphry	A crystallized rock, having hairline fractures that contain gold and other metals.

Pluton	An intrusive rock, as distinguished from the preexisting country rock that surrounds it.

Reserve
(1)  That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2)  Proven: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3)  Probable: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sediments
Solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solutions or secretion by organisms, and forms in layers on the Earth’s surface at ordinary temperatures in a loose, unconsolidated form.

Soil sample	A sample of surface material analyzed by lab techniques to test the content of trace elements occurring in nature: copper , lead, zinc, etc.

Volcanic Rocks	Igneous rocks formed from magma that has flowed out of , or has been forcibly ejected from, a volcano.

USE OF PROCEEDS

This offering is being made on best efforts, no minimum basis. Since this is a no minimum offering, there is no assurance that we will raise any proceeds. The Company has on hand approximately $27,931 as at October 31, 2006.  Assuming the Company completes the full offering of 1,000,000 common shares raising gross proceeds of $50,000, the Company will have available an aggregate of $77,931 which it estimates will be expended as follows over the next twelve months:

Accounting and audit	(i)	$ 8,250
Exploration Program	(ii)	9,090
Management fees	(iii)	36,000
Miscellaneous	(iv)	1,000
Rent	(v)	2,400
Transfer agent	(vi)	1,000
Offering Expenses	(vii)	11,556
		69,296
Working capital		8,635
		$77,931

(i) The breakdown of accounting and audit is as follows:

January 31, 2007 quarterly financial statements	$ 1,500
April 30, 2007 quarterly financial statement	1,500
July 31, 2007 quarterly financial statements	1,500
October 31, 2007 annual audited financial statements	3,750
$8,250

(ii)
This represents the first two elements of Phase I of our recommended exploration program , being geological mapping ($4,550) and geochemical surveying ($4,550) which we anticipate completing in the May or June of 2007.

(iii) The Company has agreed to pay fees to its officers in the amount of $3,000 per month.

(iv) Represents the cost of photocopying, faxing, delivery and general office supplies.

(vi)	The Company has agreed during its initial start up period to use as its office premise the personal residence of its Secretary and has also agreed to pay $300 per month.

(vii)
The Company will have to pay annual fees to the transfer agent in January 2007 in the amount of $500 and pay $5 for the issuance of each share certificate along with periodic charges that are presently unknown and therefore estimated..

(viii)       Offering expenses consist of: (1) the SEC registration fee (2) printing expenses; (3) accounting and audit fees; (4) legal fees; (5) blue sky fees and expenses; and (6) transfer agent fees.

If only 750,000 shares are sold (75% of the offering) raising $37,500 in proceeds the company will have available an aggregate of $65,431 which it estimates will be expended as follows:

Accounting and audit	(i)	$ 8,250
Exploration Program	(i)	9,090
Management fees	(ii)	27,000
Miscellaneous	(i)	1,000
Rent	(i)	2,400
Transfer agent	(i)	1,000
Offering Expenses	(i)	11,556
		60,296
Working capital		5,135
		$65,431

(i)	An analysis of this balance if more fully described under the above analysis showing the Use of Proceeds under 1,000,000 shares being subscribed for.

(ii)
The Company has agreed to pay fees to its officers in the amount of $3,000 per month. If only 750,000 of the offering is sold management has agreed to suspend these monthly payments after $27,000 has been paid..

If only 500,000 shares are sold (50% of the offering) raising $25,000 in proceeds the company will have available an aggregate of $52,931 which it estimates will be expended as follows:

Accounting and audit	(i)	$ 8,250
Exploration Program	(i)	9,090
Management fees	(ii)	15,000
Miscellaneous	(i)	1,000
Rent	(i)	2,400
Transfer agent	(i)	1,000
Offering Expenses	(i)	11,556
		48,296
Working capital		4,635
		$52,931

(i) As more fully described under the section where 1,000,000 shares have been subscribed for.

(ii)
The Company has agreed to pay fees to its officers in the amount of $3,000 per month. If only 500,000 of the offering is sold management has agreed to suspend these monthly payments after $15,000 has been paid.

If only 250,000 shares are sold (25% of the offering) raising $12,500 in proceeds the company will have available an aggregate of $40,431 which it estimates will be expended as follows:

Accounting and audit	(i)	$ 8,250
Exploration Program	(ii)	500
Management fees	(iii)	12,000
Miscellaneous	(i)	1,000
Rent	(i)	2,400
Transfer agent	(i)	1,000
Offering Expenses	(i)	11,556
		36,706
Working capital		3,725
		$40,431

(i) As more fully described under the above section where 1,000,000 shares are subscribed for.

(ii)	If only 25% of the offering is sold the Company will be able to undertake only such minimal exploration work as is necessary to maintain its interest in the Gold Charm Claim for a further one year.

(iii)
The Company has agreed to pay fees to its officers in the amount of $3,000 per month. . If only 250,000 of the offering is sold management has agreed to suspend these monthly payments after $12,000 has been paid.

The allocation of the proceeds from this Offering as set out above represents the Company’s best estimate only, based on its present business plans and certain assumptions regarding general economic and market conditions as well as the market for mineral properties of merit in British Columbia, Canada. If any of these assumptions prove incorrect or if factors change and/or management of the Company decide to make a change in the Company’s business plans, the Company may find it desirable, necessary or advisable to reallocate the proceeds to other uses. Such re-allocation of funds will be at the sole discretion of the Company.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $50,000 from this offering. There is no established public market for our common equity being registered. The offering price of the shares offered should not be considered as an indicator of the future market price of the securities.

The facts considered in determining the offering price were the Company’s financial condition and prospects, its lack of operating history and general conditions of the securities market. The offering price should not be construed as an indication of, and was not based upon, the actual value of MTM. The offering price bears no relationship to MTM’s’s book value, assets or earnings or any other recognized criteria of value and could be considered to be arbitrary.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of October 31, 2006, the negative net tangible book value of our shares of common stock was approximately ($13,608) or approximately $0.005 per share based upon 3,000,000 shares outstanding.

Upon completion of this offering, in the event 1,000,000 common shares are sold, the net tangible book value of the 4,000,000 shares to be outstanding will be $36,392 or approximately $0009 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.008 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.009 per share.

Upon completion of this offering, in the event 750,000 common shares are sold, the net tangible book value of the 3,750,000 shares to be outstanding will be $23,892 or approximately $0.017 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.016 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.033 per share.

Upon completion of this offering, in the event 500,000 common shares are sold, the net tangible book value of the 3,500,000 shares to be outstanding will be $11,392 or approximately $0.003 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.002 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.047 per share.

Upon completion of this offering, in the event 250,000 common shares are sold, the negative net tangible book value of the 3,250,000 shares to be outstanding will be $1,108 or approximately $0.0003 per share. The net tangible book value of the shares held by our existing stockholders will be decreased by $0.00007  per share without any additional investment on their part. You will incur an immediate negative value for your shares based on the negative net tangible book value.

After completion of this offering, if 1,000,000 common shares are sold, you will own 25% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.05 per share. Our existing stockholders will own approximately 75% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000 or approximately $0.001 per share.

After completion of this offering, if 750,000 common shares are sold, you will own 20% of the total number of shares then outstanding shares for which you will have made a cash investment of $37,500, or $0.05 per share. Our existing stockholders will own approximately 80% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000 or approximately $0.001 per share.

After completion of this offering, if 500,000 common shares are sold, you will own approximately 14.29% of the total number of shares then outstanding shares for which you will have made a cash investment of $25,000, or $0.05 per share. Our existing stockholders will own approximately 85.71% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000 or approximately $0.001 per share.

After completion of this offering, if 250,000 common shares are sold, you will own approximately 7.7% of the total number of shares then outstanding shares for which you will have made a cash investment of $12,500, or $0.05 per share. Our existing stockholders will own approximately 92.3% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000 or approximately $0.001 per share.

The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all 1,000,000 common shares are sold

Price per share	$	$ 0.05
Negative net tangible book value per share before offering	$	$ (13,608)
Net tangible book value per share after offering	$	$ 36,392
Increase to present stockholders in net tangible book value per share after	$	$ 0.008
Offering
Capital contributions	$	$ 3,000
Number of shares outstanding before the offering		$3,000,000
Number of shares after offering held by existing stockholders		$4,000,000
Percentage of existing stockholders' ownership after offering		75%

Purchasers of common shares in this offering if all 1,000,000 shares are sold

Price per share	$	$ 0.05
Dilution per share	$	$ 0.047
Capital contributions	$	$ 50,000
Number of shares after offering held by public investors		1,000,000
Percentage of purchasers' ownership after offering		25%

Purchasers of common shares in this offering if 750,000 shares aresold

Price per	$	$ 0.05
Dilution per share	$	$ 0.017
Capital contributions	$	$ 37,500
Number of shares after offering held by public investors		750,000
Percentage of ownership after offering		20%

Purchasers of common shares in this offering if 500,000 shares sold

Price per unit	$	$ 0.05
Dilution per share	$	$ 0.003
Capital contributions	$	$ 25,000
Number of shares after offering held by public investors		500,000
Percentage of purchasers' ownership after offering		14.29%

Purchasers of common shares in this offering if 250,000 shares sold

Price per unit	$	$ 0.05
Dilution per share	$	$ 0.05
Capital contributions	$	$ 12,500
Number of shares after offering held by public investors		250,000
Percentage of purchasers' ownership after offering		7.7%

PLAN OF DISTRIBUTION: TERMS OF THE OFFERING

The Company plans to offer for sale on a self underwritten, best effort, no minimum basis, 1,000,000 common shares maximum at a fixed price of $0.05 per share. There is no minimum number of common shares that we have to sell. There are no minimum purchase requirements. The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days in our sole discretion. This offering will end no later than 270 days from the date of this prospectus and may be terminated sooner in our sole discretion.

We will sell the shares in this offering through our officers and directors who will not be allowed to purchase shares in the offering. They will receive no commissions from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker-dealer or associated with a broker-dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Management and affiliates thereof will not purchase shares in this offering.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $100,000 or $300,000 jointly with their spouses). For transactions covered by these Rules, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, these Rules may affect the ability of broker-dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker-dealers who sell penny securities. These rules require a one page summary of certain essential items. These items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as "bid" and "offer" quotes, and dealers "spread" and broker-dealer compensation; the broker-dealer compensation, the broker-dealer's duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customer's rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons. While Section 15(g) and Rules 15g-1 through15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provided that is it unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person's compensation.

Rule 15g-6 required broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding, or purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

A total of 3,000,000 shares of common stock were issued to our officers and directors in October 2006, These 3,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Offering Period and Expiration Date

This offering will start on the date this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, unless the offering is completed or otherwise terminated by us. We reserve the right to terminate this offering at anytime. We have not determined under what circumstances we would terminate the offering prior to the expiration of the offering period, however, we reserve the right to do so. Such termination will be solely at our discretion. Should we do so and have not reached the total amount of 1,000,000 shares subscribed for, we intend to use all funds received as set forth in the use of proceeds as indicated elsewhere in this registration statement.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

1.  Execute and deliver a subscription agreement; and.

2.  Deliver a money order or certified funds to us for acceptance or rejection.

All money orders or certified funds for subscriptions must be made payable to "Mackenzie Taylor Minerals Inc."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors is set forth below:

Name and Address	Age	Position(s)
Terry Stimpson 5651 Quentin Street Calgary, Alberta, Canada T2T 6J1	56	President, Chief Executive Office, and a member of the Board of Directors
Kendall O’Leary 228 26th Avenue S.W., Suite 904 Calgary, Alberta, Canada T2S 3C6	44	Secretary, Treasurer, Chief Financial Officer, Chief Accounting Officer, and a member of the Board of Directors

Background of Officers and Directors

Terry Stimpson has been a member of our board of directors since our inception. He was appointed our president and chief executive officer on May 29th, 2006. Mr. Stimpson graduated form Simon Fraser University with a B.A. in English & Communications in 1975. After graduation until 1991, Mr. Stimpson held a variety of positions with a private real estate development company based in Vancouver, British Columbia. Since 1991 Mr. Stimpson has held a variety of sales positions, most recently with TMI Target Marketing Intelligence Corporation. Mr. Stimpson is prepared to devote 10% of his time, or approximately four-five hours per week, to our operations.

Kendall O’Leary was appointed to our board of directors on May 28, 2006 and was appointed as our secretary- treasurer, chief financial officer and chief accounting officer on May 29, 2006. Mrs. O’Leary graduated form the Arizona State University in 1986 with a BS in Justice Studies. Thereafter she worked for a law firm in Vancouver, British Columbia, Canada and then took a postion in the public relations department of a mining company, also based in Vancouver. In 1993 Mrs. O’leary started a retail clothing business which she operated for two years. From 1995 until 2002 Mrs. O’Leary took time off to raise her children. Since 2002 she has operated a web-based business retailing women’s fashions . Kendall O’Leary is prepared to devote 10% of her time, or approximately four-five hours per week, to our operations.

Board of Directors Audit Committee

Below is a description of the Audit Committee of the Board of Directors. The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

Our audit committee is comprised of Terry Stimpson, our President and Chairman of the audit committee, and Kendall O’Leary our Chief Financial Officer and Secretary Treasurer neither of whom are independent. Neither Mr. Stimpson nor Mrs.O’Leary can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B. The Company does not presently have, among its officers and directors, a person meeting these qualifications and given our financial condition, does not anticipate seeking an audit committee financial expert in the near future. However Mr. Stimpson, Chairman of the Audit Committee, has engaged the services of an independent Chartered Accountant as a consultant to provide advice to the Audit Committee as and when the committee meets to review the Company’s financial statements.

Apart from the Audit Committee, the Company has no other Board committees.

Conflict of Interest

We believe that our officers and directors will be subject to conflicts of interest. The conflicts of interest arise from their unwillingness to devote full time to our operations.

In an effort to ensure that potential conflicts of interest are avoided or declared to the Company and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on August 11, 2006, a Code of Business Conduct and Ethics. MTM’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of MTM and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

Significant Employees

Other than officers and directors, the Company has no employees at this time.

Family Relationships

There are no family relationships among any of the Company's officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares of 3,000,000. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering, resulting in total outstanding shares of 4,000,000. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive powers with respect to their shares.

Title of Class	Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership	Percent of Class on the Date of this Prospectus	Percent of Class Assuming Maximum Sale of Shares
Common	Terry Stimpson 5651 Quentin Street Calgary, Alberta Canada T2T 6J1	2,000,000	66 2/3%	50%
Common	Kendall O’Leary 228 26th Avenue S.W. Calgary, Alberta Canada T2S 3C6	1,000,000	33 1/3%	25%
Common	Directors and Officers as a Group	3,000,000	100%	75%
[1] The persons named above are "promoters" as defined in the Securities Exchange Act of 1934.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

-   have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
-   are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
-   do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
-   are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed assuming all the shares offered are sold, present stockholders will own 75 % of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. Sections 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely to occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

We will be required to file reports with the SEC under section 15(d) of the Securities Act once this registration statement becomes effective. The reports will be filed electronically. The reports we will be required to file include, but are not limited to, Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Events Reports on Form 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Empire Stock Transfer Inc., 2470 St. Rose Parkway, Suite 304, Henderson, Nevada, 89705. Its telephone number is (702) 818-5898.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel referred to in this registration statement has any interest in our Company. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Mackenzie Taylor Minerals Inc. or its wholly owned subsidiary or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, our Company. An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in this prospectus as having given an opinion on the validity of securities being registered or upon other legal matters concerning the registration or offering of securities.

Our financial statements for the period of January 23, 2006 to October 31, 2006, included in this prospectus, have been audited by Madsen & Associates, CPA’s Inc. , Certified Public Accountants, of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 503, Spokane, Washington 99201 has acted as our legal counsel.

 The geological report on the Gold Charm Two Claim dated September 17, 2006 entitled “Summary of Exploration on the Gold Charm Property”, was authored by Laurence Stephenson, P. Eng. Suite 302 - 15015 Victoria Avenue, White Rock, British Columbia, Canada.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

DESCRIPTION OF BUSINESS

General

We were incorporated in the State of Nevada on January 23, 2006. We are a pre-exploration stage corporation. As such we have not, as yet, undertaken any exploration work on our sole mineral property, the Gold Charm Two claim located in British Columbia, Canada. Our Company intends to engage in the exploratory search for mineral deposits or reserves and there is no assurance that mineralized material with any commercial value exits on our property.

We do not have any ore body and have not generated any revenues from our operations.

We maintain our statutory registered agent's office at 2470 St. Rose Parkway, Suite 304, Henderson, Nevada, 89075 and our business office is located at 228 26th Avenue S.W., Suite 904, Calgary, Alberta, Canada, T2S 3C6. Our telephone number is (403) 819-8790 and our fax number is (604) 688-2921
.
We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

Background

In March 2006 we purchased a mineral property, the Gold Charm Two (hereinafter the “Gold Charm claim”), in British Columbia, Canada from R. Billingsley, a non-affiliated third parties for the sum of $3,182. We are required to pay a maintenance fee of $167 (CDN $184) to the Government of British Columbia on our mineral claim each year until such time as we are able to perform exploration work on the Gold Charm claim. In other words, we can maintain our interest in the Gold Charm claim by conducting exploration work on the claim, or failing that, by paying the aforementioned ‘maintenance fee’.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

Prior to January 12, 2005, British Columbia allowed a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers on the land, to indicate a claimed area. The process of posting the area was known as ‘staking’. On January 12, 2005, British Columbia initiated a new system of mineral tenure acquisition known as ‘Mineral Title Online’. This system allows new mineral tenures to be acquired using the Internet. An applicant for a mineral tenure must have a Free Miners Certificate (issued for an annual fee of $ 455 (CDN$500) and an electronic identification number known as a BCeID. Title is acquired by selecting "cells" on a map and making an electronic payment. Mineral tenures acquired under the old system have been transferred onto this new system. The result is a much more accurate, secure and certain mineral tenure. The Gold Charm claim was recorded under the new system.

In the 19th century the practice of reserving the minerals from fee simple ‘Crown’ (i.e. the Province of British Columbia) grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in British Columbia, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to the Gold Charm claim resides with the Crown.

Our property is mining claims issued pursuant to the Minerals Tenure Act of the Province of British Columbia. As the registered owner of the claim, we enjoy the exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the property and continuing vertically downward.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the pre-exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no known environmental concerns or parks designated for any area contained within the Gold Charm claim. We have no plans to try and interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

The following table provides the tenure number, claim name, date of record and expiry date as follows:

Tenure 525990	Claim Name Gold Charm Two	Date of Recording Jan. 21, 2006	Date of Expiration July 20, 2007

In order to maintain these claims we must pay a fee of $167 (CDN $184) per year or provide evidence that at least $167 (CDN$184) worth of exploration work was done on the property during the prior year.

Location and Access

The property is situated in southwestern British Columbia approximately 2.5 kilometers southeast of the town of Gold Bridge. Access to the claim from Vancouver, British Columbia (approximately 112 kilometers) is via Highway 99 north to Pemberton then via all weather gravel road to Gold Bridge. Access from Gold Bridge is via logging roads.

The Gold Charm Claim lies at an elevation of 2,200 feet (750 m) near the northwest end of the Bendor range with in the Costal Mountain Complex of British Columbia. The main mountain ridges range from about 2,200 feet (750 m) to 4,000 feet (1,200 m) with steep west facing slopes. Sub-alpine scrub alder and hemlock trees grow at lower elevations in the southwest corner of the claim and good rock exposure is found along the peaks and ridges in the eastern portion of the claim. Winters are cold with generally high snowfall accumulations and summers are dry and hot.

Property Geology

The property is underlain by rocks of the Bridge River Group intruded by the Bendar grandorite. To the east of the property is intrusives of the Bendor pluton while the the property itself is underlain by the Bridge River Group sediments and volcanics, separated by a major fault along main “Bralorne” Creek. The Bender intrusives consist of a large mass of granodiorite east of Fergusson Creek, as well as several small diorite plugs and feldspar porphyry dykes to the west of the valley and adjacent to the property.

The Bridge River Group consists of interlayered chert, argillite and massive andesitic to basaltic volcanics. The volcanics are hornfelsed, commonly contain minor pyrite, -pyrrhotite and form massive rusty gossanous cliffs on Mount Fergusson. Volcanics underlie the peak area, however the ridge further to the north and east of Fergusson Creek is underlain by sediments. Extensive overburden covers much of the claim.

History of Previous Work

British Columbia Provincial assessment report records indicate that geophysical and geochemical work was carried out over a portion of what now comprises the Gold Charm claim. This past work has indicated the presence of sulphide mineralization containing gold and silver values. Mineralization found on the claim area is consistent with that found associated with zones of extensive mineralization. However, past work on the Gold Charm claim area has been limited and sporadic and has not tested the mineral potential of the claim area.

Supplies

Competition and unforeseen limited sources of supplies and manpower in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration as well as skilled manpower to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate manpower, products, equipment and materials after this offering is complete. If we cannot find the manpower, products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need. The town of Pemberton has an experienced work force and the proximity to the major city of British Columbia, Vancouver, will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies and assay facilities are present in Vancouver.

Other

Other than our interest in the Gold Charm claim, we own no plant and equipment or other property.

Our Proposed Exploration Program

Mr. Laurence Stephenson, P. Eng., authored the "Summary of Exploration on the Gold Charm Property” dated September 17, 2006 (the “Stephenson Report”), in which he recommended a phased exploration program to properly evaluate the potential of the claim. We must conduct exploration to determine what minerals exist on our property and whether they can be economically extracted and profitably processed. We plan to proceed with exploration of the Gold Charm claim, in the manner recommended in the Stephenson Report, to determine the potential for discovering commercially exploitable deposits of gold.

We do not have any ores or reserves whatsoever at this time on the Gold Charm Claim.

Mr. Stephenson is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia and the Association of Professional Engineers of Ontario. He is a graduate of the Carleton University, Ottawa Ontario, Bachelor of Science (1975), and of York University, Toronto, with a Masters of Business Administration (1985). Mr. Stephenson has practiced his profession for over 33 years. He visited the area now bounded by the Gold Charm claim in August 2005.

The Stephenson Report recommends a phased exploration program to properly evaluate the potential of the claims. We anticipate, based on the budgets set forth in the Stephenson Report, that all three (3) elements of his recommended Phase I work, consisting of (i) geological mapping at an estimated cost of $4,550, (ii) geophysical surveying at an estimated cost of $4,550, and (iii) geochemical surveying, (including the cost of sample collection and assaying) at an estimated cost of $13,650, will have an aggregate cost of $22,750 (CDN$25,000). Assuming the results of the Phase I work indicates further exploration of the Gold Charm claim is warranted we would undertake a Phase II drilling program. The cost of a drilling program, if determined to be warranted, will be estimated following evaluation of the Phase I work. The cost estimates for Phase I work is based on Mr. Stephenson recommendations and reflect local costs for this type of work.

Our property is easily accessible by roadway. No improvements are required for exploration activities.

Our exploration objective is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has be delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loan. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined.

Before mineral retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that whatever is located under adjoining property may or may not be located under the property.

Particularly since we have a limited operating history, no reserves and no revenue, our ability to raise additional funds might be limited. If we are unable to raise the necessary funds, we would be required to suspend MTM’s operations and liquidate our company. See, particularly, ‘Risk Factors’ on page 4.

We will focus available working capital on the exploration of the Gold Charm Claim, our sole property.

There are no permanent facilities, plants, buildings or equipment on the Gold Charm claim.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement our Phase I exploration program, which consists of geochemical stream, soil and rock sampling along with prospecting, geological mapping and geophysical surveys, in stages. Areas of alteration, fault zones and especially quarts veining (float or in situ) will be explored by establishing grids along which soil sampling and geophysical surveys (i.e. electromagnetic) will be conducted. Streams will be sampled by collecting silt and heavy mineral concentrates. All samples should be analyzed for gold by fire assay techniques and multi-element Induction As previously mentioned, the total cost of this is estimated at $ 22,750 (CDN $25,000).

If we are unable to complete all of Phase I the recommended exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money we will cease operations. If we cease operations, we do not have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. It is our hope that we do, but it is impossible to predict the likelihood of such an event. In addition, the nature and direction of the exploration may change depending upon initial results.

We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we believe we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act. This act sets forth rules for:

●	locating claims
●	recording claims
●	working claims
●	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, we will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active streams, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the applicable act and codes and will continue to comply with the applicable act and codes in the future. We believe that compliance with the applicable act and codes will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We will only be using "non-intrusive" exploration techniques and will not leave any indication that a sample was taken from the area. Our consultants and employees will be required to leave the area in the same condition as they found it and the costs of this work are included in the cost estimates of the work programs described herein.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our property.

Employees and Employment Agreements

At present, we have no full-time employees. Our officers and directors will each devote about 10% of their time, or four hours per week, to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties but because of their inexperience with exploration, they will hire qualified persons to perform the surveying, geology, engineering, exploration, and excavating of the property. As of this date, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

We are a start up, pre-exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. If we raise the amount of money in this offering, we believe it, together with the loans and purchase of shares by the directors ($37,755 in loans and $3,000 in share purchases) will last a minimum of twelve months.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is located in southern British Columbia approximately 2.5 miles southeast of the town of Gold Bridge, British Columbia, Canada, approximately 112 miles north of Vancouver, British Columbia..

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. Based on a filed British Columbia assessment report there was some preliminary geophysical and geochemical work carried out on a portion of what now comprises the Gold Charm claim. The property was claimed by R. Billingley and was subsequently examined and reported on at our request by Mr. Laurence Stephenson P.Eng. and ownership was transferred to us.

Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that whatever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of geochemical stream, soil and rock sampling along with prospecting, geological mapping and geophysical surveys. Work will focus on prospecting the numerous new roads and clear cuts which may have exposed previously covered bedrock. Areas of alteration, fault zones and especially quartz veining (float or in situ) will be explored by establishing grids along which soil sampling will be conducted. Streams should be sampled by collecting silt and heavy mineral concentrates. The soil samples will be analyzed to determine if elevated amounts of minerals are present. The results will be plotted on a map to determine where the elevated areas of mineralization occur. Rock samples and geological mapping and prospecting will be done by competent professionals. Preliminary geophysical surveying will also be done to try and locate anomalies which may be caused by mineralization which is not evident on the surface. Based upon the results of the exploration we will determine, in consultation with our consultants, if the property is to be dropped or further exploration work done. The proceeds from this offering are designed only to fund the costs of an exploration program recommended in the Stephenson Report. Additional funding will be required to take the property to a more advanced stage of exploration. We intend to take our samples to analytical chemists, geochemists, and registered assayers in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

We estimate the cost of the proposed work programs to be $ 22,750 (CDN $25,000). This is composed of $4550 (CDN$5,000) for geological mapping, $4,550 (CDN$5,000) geophysical surveying, which work we intend to complete with the proceeds of this offering. We estimate it will take up to - 6 days to complete this portion of the program. We expect to undertake this work in May or June 2007.

The remaining $ 13,650 (CDN$15,000) is to defray the anticipated cost of geochemical surveying and surface sampling (including sample collection and assaying). We do not have sufficient funds to undertake this portion of the work and will have to raise additional capital by subsequent issuance of our securities, attracting a joint venture partner to undertake work on our property (presumably in exchange for an interest in the property) or through advances from our directors. If we are unable to complete any element of Phase I exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we do not have any plans to do anything else.

We do not intend to hire any employees at this time. All of the work on the property will be conducted by unaffiliated independent contactors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility or removing any mineralized material we may find.

There is no historical financial information about us upon which to base an evaluation of our performance. We are a pre-exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services. To become profitable and competitive, we will conduct the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital to implement our research and exploration phases. We believe that the funds raised from this offering will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in an additional dilution to existing shareholders.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers and directors and our directors have agreed to advance funds as needed until the public offering is completed or failed. They have advanced $37,755 to date. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. The funds raised in this offering, together with the loans advanced, will allow the company to operate for a minimum of one year. Other than as described in this paragraph, we have no other financing plans.

We acquired one property comprising approximately 183.6 hectares. Tile to the property is recorded in our name. We expect to start exploration operations upon completion of this offering, weather permitting. As of the date of this prospectus we have yet to begin operations and therefore we have yet to generate any revenues.

Since inception, we have issued 3,000,000 shares of our common stock and received $3,000.

We issued 3,000,000 shares of common stock on October 13, 2006 for an aggregate purchase price of $3,000 ($0.001 per share) These shares were issued pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933. Our directors have provided us with various loans totaling $37,755 for legal fees, audit fees, mineral property acquisition and working capital. The amounts owed to our directors are non-interest bearing, unsecured and due on demand. Accordingly, the loans are classified as current liabilities, and we record interest at 5% per annum against additional paid-in capital.

As of October 31, 2006, our total assets were $27,931 and our total liabilities were $41,539 of which $37,755 is owed to our directors.

DESCRIPTION OF PROPERTY

We have our corporate offices at 228 26th Avenue S.W., Calgary, Alberta, Canada, T2S 3C6. These premises are provided for the sum of $300 per month by one of our officers, Kendall O’Leary.

As discussed in the ‘Risk Factors’, page 4, and ‘Description of Business’ , page 20, the Company, is the recorded owner of the Gold Charm Claim on which we intend to explore for minerals. Please see ‘Description of Business’, page 20, and ‘Management's Discussion and Plan of Operation’, page 27, for more details on this property and our ownership thereof.

Investment Policies.

There are no restrictions or limitations on the percentage of assets which the Company may invest in real estate or interests in real estate, investments in real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On October 13, 2006 MTM issued to:

(i) our President, Chief Executive Officer and Director, Terry Stimpson, 2,000,000 shares at the price of $0.001 per share for total consideration of $2,000; and

(ii) our Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and a Director, Kendall O’Leary, 1,000,000 shares at the price of $0.001 per share for total consideration of $1,000.

As at October 31, 2006, Terry Stimpson and Kendall O’Leary had received, respectively, $2,000 and $1,300 from the Company. These sums represent, in the case of Mrs. O’Leary a monthly management fee of $1,000 plus $300 for providing office; and, in the case of Mr. Stimpson, a monthly management fee of $2,000.

As well, our directors have provided us with various loans totaling, as at October 31, 2007 $37,755 for working capital. The amounts owed to our directors is non-interest bearing, unsecured and due on demand. Accordingly, the loans are classified as current liabilities, and we record interest at 5% per annum against additional paid-in capital. However interest will never be paid to our directors, in cash or shares.

Our officers and directors are our only promoters. They have not received nor will they receive anything of value from us, directly or indirectly, in their capacities as promoters.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for the common stock. The Company anticipates applying for trading of the common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, there are no guarantees that the application will be accepted or that the shares will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of Common Stock

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company's directors.

Stock Option Plan

The company does not have a stock option plan nor are there any other stock options outstanding at this time.

Dividends

The Company does not currently intend to pay cash dividends. The Company's proposed dividend policy is to make distributions of its revenues to its stockholders when the Company's Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. If the Company's common stock is accepted for trading on a stock exchange governed by the NASD, the value of the shares is determined by Independent Market Makers and the shareholders may not realize a return on their investment. Nor can there be any guarantees of the success of the Company which could adversely affect the value of the investment. A distribution of revenues will be made only when, in the judgment of the Company's Board of Directors, it is in the best interest of the Company's stockholders to do so. In the event of a potential distribution other than of cash, the Board of Directors will review, among other things, the investment quality and marketability of the securities or other assets considered for distribution; the impact of a distribution on investor's, the Company's customers, joint venture associates, management contracts, other investors, financial institutions, and the Company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

EXECUTIVE COMPENSATION
We have paid the following in executive since inception:
Summary Compensation Table
                                Long Term Compensation
                             Annual Compensation               Awards               Payouts
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)
Name and Principal position	Year	Salary	Other annual Comp. ($)	Restricted stock awards ($)	Options/SAR (#)	LTIPpayouts ($)	All other compensation ($)

Terry Stimpson Chief Executive Officer, President and Director	2006	-0-	2,000	-0-	-0-	-0-	-0-

Kendall O’Leary Chief Financial Officer, Chief Accounting Officer, Secretary Treasurer and Director	2006	-0-	1,000	-0-	-0-	-0-	-0-

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Our President receives, monthly, the sum of $2,000 in management fees management fees. Our Secretary Treasurer receives $1000 per month in management fees of $1,000 and an allowance of $300 (for providing an office for the Company).

Activities since Inception

Our President Terry Stimpson incorporated our company, subscribed for shares to provide initial working capital, and identified the Gold Charm Claim, arranged for its purchase, commissioned a geological report on the Gold Charm Claim obtaining the assistance of professionals as needed and assisted in the preparation of this registration statement and all other matters normally performed by an executive officer. Since October 1, 2006, he has received from the Company a monthly fee of $2,000.

Our Secretary Treasurer Kendall arranged for the incorporation of our subsidiary, Golden Charm Minerals Ltd. and obtained a Free Miner’s Certificate (required by the Province of British Columbia as a prerequisite to taking title to mineral claims in the province) for Golden Charms. Mrs. O’Leary has coordinated preparation of this registration statement. Since October 1, 2006, Mrs. O’Leary has received from the Company a monthly fee of $1,000 together with an additional $300 per month for providing an office for the Company.

We refer readers to Note 4 to the financial statements accompanying this registration statement for details of payments to management.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it is profitable to do so.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) engaging in any type of business practice; or
(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a part to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

MTM’s auditors are Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107.

From the date of the appointment of Madsen & Associates, CPA’s Inc.to October 31, 2006: (i) we did not receive an adverse opinion or disclaimer of opinion from them, but the audit reports for the period October 31, 2006 contained an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern; (ii) their opinions were not qualified or modified as to uncertainty, audit scope or accounting principles, and (iii) there have been no disagreements with Madsen & Associates, CPA’s Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Madsen & Associates, CPA’s Inc. would have caused them to make reference to the subject matter of the disagreement in their report.  In particular, there were no “reportable events,” as such term is defined in Item 304(a)(1)(iv) of Regulation S-B, during the period from their appointment through to October 31, 2006.

FINANCIAL STATEMENTS

Our fiscal year end is October 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by Madsen & Associates, CPA’s Inc., Certified Public Accountants. Our financial statements immediately follow:

Mackenzie Taylor Minerals Inc.

MADSEN & ASSOCIATES CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants	Murray, Utah, 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
Mackenzie Taylor Minerals Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Mackenzie Taylor Minerals Inc. and subsidiary (pre-exploration stage company) at October 31, 2006, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the nine months ended October 31, 2006 and the period from January 23, 2006 (date of inception) to October 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mackenzie Taylor Minerals Inc. and Subsidiary at October 31, 2006, and the results of operations and cash flows for the ten months ended October 31, 2006 and the period from January 23, 2006 (date of inception) to October 31, 2006, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activities and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

December 28, 2006
Murray, Utah                                          MADSEN & ASSOCIATES, CPA’s INC.

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
October 31, 2006
October 31, 2006
ASSETS

CURRENT ASSETS

Cash	$ 27,931

Total Current Assets	$ 27,931

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES

Accounts payable	$ 3,784
Accounts payable - related parties	37,755

Total Current Liabilities	41,539

STOCKHOLDERS’ DEFICIENCY

Common stock
200,000,000 shares authorized, at $0.001 par value;
3,000,000 shares issued and outstanding	3,000
Capital in excess of par value	512
Deficit accumulated during the pre-exploration stage	(17,120)

Total Stockholders’ Deficiency	13,608

$ 27,931

The accompanying notes are an integral part of these financial statements.

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the ten months ended October 31, 2006 and for the period from January 23, 2006 (date of inception) to October 31, 2006

	October 31, 2006	January 23, 2006 (date of inception) to October 31,2006

REVENUES	$ -	$ -

EXPENSES

Exploration costs	8,182	8,182
Administrative	8,938	8,938

NET LOSS FROM OPERATIONS	$ (17,120)	$(17,120)

NET LOSS PER COMMON SHARE

Basic and diluted	$ 0.01

AVERAGE OUTSTANDING SHARES

Basic	2,301,370

The accompanying notes are an integral part of these financial statements.

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY
(Pre-Exploration Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  January 23, 2006 (date of inception) to October 31, 2006

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance October 31, 2006	-	$ -	$ -	$ -

Issuance of common shares for cash at$.001	3,000,000	3,000	-	-

Capital in excess of par value - inputed interest	-	-	512	-

Net operating loss for the ten months ended October 31, 2006	-	-	-	(17,120)

Balance as at October 31, 2006	3,000,000	$ 3,000	$ 512	$ (17,120)

The accompanying notes are an integral part of these financial statements

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the ten months ended October 31, 2006 and for the period from January 23, 2006 (date of inception) to October 31, 2006

	October 31, 2006	January 23, 2006 (date of inception) to October 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(17,120)	$ (17,120)

Adjustments to reconcile net loss to net cash provided by operating activities:

Changes in accounts payable	3,784	3,784
	512	512

Net Cash Provided (Used) in Operations	(12,824)	(12,824)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loan from related party	37,755	37,755
Proceeds from issuance of common stock	3,000	3,000
	40,755	40,755

Net Increase (Decrease) in Cash	27,931	27,931

Cash at Beginning of Period	-	-

CASH AT END OF PERIOD	$ 27,931	$27,931

The accompanying notes are an integral part of these financial statements

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006
1. ORGANIZATION

The Company, Mackenzie Taylor Minerals Inc. was incorporated under the laws of the State of Nevada on January 23, 2006 with the authorized capital stock of 200,000,000 shares at $0.001 par value. The Company organized its wholly owned subsidiary, Golden Charm Minerals Ltd., which was incorporated in British Columbia on May 30, 2006.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company and its subsidiary has elected October 31 as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Mackenzie Taylor Minerals Inc (parent) and its subsidiary from their inception. All significant intercompany accounts and balances have been eliminated in consolidation.

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY

(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On October 31, 2006, the Company had a net operating loss carry forward of $17,120 for income tax purposes. The tax benefit of approximately $5,200 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.
Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF MINERAL CLAIM

The Company acquired three mineral claims, known as the Gold Charms Two, situated in British Columbia, with an expiration date of July 20, 2007. The claims may be extended yearly by the payment of $184 Cdn (US $167) or the completion of work on the property of $184 Cdn. ($167) plus a filing fee. On the dated of this report the Company had not established the existence of a commercially minable ore deposit on the claims.

MACKENZIE TAYLOR MINERALS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their family have acquired 100% of the common stock issued and have made no interest, demand loans to the Company of $37,755.

Officers-directors are compensated for their services in the amount of a total $3,000 per month starting October 1, 2006.

5. CAPITAL STOCK

During 2006, the Company completed a private placement of 3,000,000 common shares for $3,000 to its directors.

6.	GOING CONCERN

The Company will need additional working capital to service its debt and to develop the mineral claims acquired, which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate for the coming year.